Exhibit 5.1

OPINION OF LATHAM & WATKINS LLP

September 28, 2005

Sunesis Pharmaceuticals, Inc.

341 Oyster Point Boulevard

South San Francisco, California  94080

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Sunesis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 5,403,555 shares of common stock of the Company, par value $0.0001 per share (the “Shares”), issuable under the Sunesis Pharmaceuticals, Inc. 1998 Stock Plan, Sunesis Pharmaceuticals, Inc. 2001 Stock Plan, Sunesis Pharmaceuticals, Inc. 2005 Equity Incentive Award Plan and the Sunesis Pharmaceuticals, Inc. Employee Stock Purchase Plan (the “Plans”), under the Securities Act of 1933, as amended, on Form S-8 filed with the Securities and Exchange Commission on September 28, 2005 (the “Registration Statement”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the validity of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein only as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof, when certificates representing the Shares in the form of the specimen certificate filed as Exhibit 4.1 to the Registration Statement have been manually signed by an authorized officer of the transfer agent and registrar therefor, and have been delivered to and paid for as contemplated by the Plans filed as exhibits to the Registration Statement, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LATHAM & WATKINS LLP